Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the Third Quarter Ended September 30, 2023

HOUSTON, Nov. 1, 2023 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended September 30, 2023.

Third quarter 2023 Highlights

  Net loss, as defined below, of $7.6 million, or $0.54 per share
  Adjusted net loss, as defined below, of $5.2 million, or $0.37 per share
  Adjusted EBITDA, as defined below, of $12.9 million
  Adjusted net debt, as defined below, of $183.2 million
  13.4 average rigs working during the quarter
  Fully burdened margin per day of $14,005

In the third quarter of 2023, the Company reported revenues of $44.2 million, net loss of $7.6 million, or $0.54 per share, adjusted net loss (defined below) of $5.2 million, or $0.37 per share, and adjusted EBITDA (defined below) of $12.9 million. These results compare to revenues of $49.1 million, a net loss of $7.2 million, or $0.53 per share, adjusted net loss of $4.8 million, or $0.35 per share, and adjusted EBITDA of $12.5 million in the third quarter of 2022, and revenues of $56.4 million, net loss of $4.2 million, or $0.30 per share, adjusted net loss of $1.0 million, or $0.07 per share, and adjusted EBITDA of $18.7 million in the second quarter of 2023.

Chief Executive Officer Anthony Gallegos commented, "The third quarter of 2023 represented an inflection point for ICD. First and most important, the third quarter represents the low point for ICD operating utilization driven by the most recent commodity downturn. The quarter also represented the end of the transition of rigs from our Haynesville to our Permian market and the elevated rig churn associated with repositioning our fleet with customers with longer term drilling programs. While these items weighed on our second and third quarter financial results, we believe the transition of rigs between basins and customers has positioned ICD well for the remainder of 2023 and fiscal 2024.

During the third quarter, we saw increased opportunities for incremental rig reactivations beginning in the fourth quarter of 2023. From these opportunities we have secured contract awards for two incremental rigs commencing mid-fourth quarter, and we are pursuing additional reactivation opportunities for late fourth quarter and early 2024 start. While we are experiencing increased competition and associated dayrate pressure on these early-cycle reactivations, ICD's success so far is being driven by increased demand for rigs with our 300 series specifications. In this regard, we completed two additional 200-to-300 series conversions during the third quarter, have already completed a third conversion in the fourth quarter, and are working on additional contract opportunities that would justify additional conversions over the next three to six months.

I am also pleased that we continued making progress toward our debt reduction goals during the third quarter, repaying an additional $5.0 million of principal on our convertible notes at quarter end, and reducing overall adjusted net debt by $8.0 million."

Quarterly Operational Results

In the third quarter of 2023, operating days decreased sequentially by 10% compared to the second quarter of 2023. The Company's marketed fleet operated at 51% utilization and recorded 1,229 revenue days, compared to 1,601 revenue days in the third quarter of 2022, and 1,369 revenue days in the second quarter of 2023. During the third and second quarter of 2023, the Company also recognized early termination revenue of approximately $0.7 million and $5.1 million, respectively.

Operating revenues in the third quarter of 2023 totaled $44.2 million, compared to $49.1 million in the third quarter of 2022 and $56.4 million in the second quarter of 2023. Revenue per day in the third quarter of 2023 was $32,925, compared to $28,646 in the third quarter of 2022 and $34,467 in the second quarter of 2023. Revenue per day statistics exclude early termination revenue recognized during the quarter.

Operating costs in the third quarter of 2023 totaled $27.5 million, compared to $31.4 million in the third quarter of 2022 and $33.8 million in the second quarter of 2023. Fully burdened operating costs were $18,920 per day in the third quarter of 2023, compared to $17,305 in the third quarter of 2022 and $19,005 in the second quarter of 2023. Reported cost per day excludes Haynesville-to-Permian rig transition costs of approximately $0.8 million and $2.8 million in the third and second quarter of 2023, respectively.

Fully burdened rig operating margins in the third quarter of 2023 were $14,005 per day, compared to $11,341 per day in the third quarter of 2022 and $15,462 per day in the second quarter of 2023. The Company currently expects per day operating margins in the fourth quarter of 2023 to fall approximately 14% sequentially driven primarily by lower average dayrates as rigs recontract in the current market environment and higher costs associated with reactivation expenses.

Selling, general and administrative expenses in the third quarter of 2023 were $6.9 million (including $2.0 million of non-cash compensation), compared to $7.0 million (including $1.7 million of non-cash compensation) in the third quarter of 2022 and $5.2 million (including $1.3 million of non-cash compensation) in the second quarter of 2023. Cash selling, general and administrative expenses increased sequentially due to a $1.1 million charge associated with modification and extension of an existing drilling contract with a customer, which has been excluded in the Company's calculation of adjusted net loss per share and adjusted EBITDA.

During the third quarter of 2023, the Company recorded interest expense of $9.2 million, including $2.4 million relating to non-cash amortization of Convertible Note debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net loss. During the third quarter of 2023, the Company redeemed $5.0 million of Convertible Notes at par plus accrued interest.

Drilling Operations Update

The Company currently expects to operate approximately 14.5 average rigs during the fourth quarter of 2023 and exit 2023 with 17 to 18 rigs under contract. The Company's backlog of drilling contracts with original terms of six months or longer is $46.8 million. This backlog excludes rigs operating on short-term pad-to-pad drilling contracts with original terms of less than six months.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the third quarter of 2023, net of asset sales and recoveries, were $3.9 million.

As of September 30, 2023, the Company had cash on hand of $6.0 million and a revolving line of credit with availability of $15.7 million, and net working capital of $5.8 million. The Company reported adjusted net debt as of September 30, 2023 of $183.2 million, consisting of the full amount of the outstanding Convertible Notes and outstanding borrowings under the Company's revolving line of credit.

Conference Call Details

A conference call for investors will be held today, November 1, 2023, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2023 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 5494884. The replay will be available until November 8, 2023.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data) CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$6,044	$5,326
Accounts receivable	26,874	39,775
Inventories	1,877	1,508
Assets held for sale	—	325
Prepaid expenses and other current assets	1,854	4,736
Total current assets	36,649	51,670
Property, plant and equipment, net	366,263	376,084
Other long-term assets, net	3,199	1,960
Total assets	$406,111	$429,714
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$1,405	$2,485
Accounts payable	17,275	31,946
Accrued liabilities	12,128	17,608
Total current liabilities	30,808	52,039
Long-term debt, net (2)	156,336	143,223
Deferred income taxes, net	10,869	12,266
Other long-term liabilities	1,642	7,474
Total liabilities	199,655	215,002
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 14,169,942 and 13,698,851 shares issued, respectively, and 14,084,850 and 13,613,759 shares outstanding, respectively	141	136
Additional paid-in capital	621,092	617,606
Accumulated deficit	(410,844)	(399,097)
Treasury stock, at cost, 85,092 shares and 85,092 shares, respectively	(3,933)	(3,933)
Total stockholders' equity	206,456	214,712
Total liabilities and stockholders' equity	$406,111	$429,714
____________________
(1) As of September 30, 2023 and December 31, 2022, current portion of long-term debt includes $1.4 million and $2.5 million, respectively, of finance lease obligations.
(2) As of September 30, 2023 and December 31, 2022, long-term debt includes $1.5 million and $1.6 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share data) CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022

Revenues	$44,164	$49,147	$56,356	$164,276	$126,451
Costs and expenses
Operating costs	27,494	31,379	33,827	98,781	87,448
Selling, general and administrative	6,865	7,007	5,224	18,816	17,096
Depreciation and amortization	10,229	10,120	11,405	32,488	29,719
Asset impairment, net	250	—	—	250	—
(Gain) loss on disposition of assets, net	(1,454)	433	2,007	539	(665)
Total costs and expenses	43,384	48,939	52,463	150,874	133,598
Operating income (loss)	780	208	3,893	13,402	(7,147)
Interest expense	(9,222)	(8,098)	(8,251)	(26,192)	(21,005)
Loss on extinguishment of debt	—	—	—	—	(46,347)
Change in fair value of embedded derivative liability	—	—	—	—	(4,265)
Realized gain on extinguishment of derivative	—	—	—	—	10,765
Loss before income taxes	(8,442)	(7,890)	(4,358)	(12,790)	(67,999)
Income tax (benefit) expense	(844)	(696)	(197)	(1,044)	783
Net loss	$(7,598)	$(7,194)	$(4,161)	$(11,746)	$(68,782)

Loss per share:
Basic and diluted	$(0.54)	$(0.53)	$(0.30)	$(0.84)	$(5.36)
Weighted average number of common shares outstanding:
Basic and diluted	14,071	13,590	14,050	13,992	12,836

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands) CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net loss	$(11,746)	$(68,782)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	32,488	29,719
Asset impairment, net	250	—
Stock-based compensation	4,639	2,976
Loss (gain) on disposition of assets, net	539	(665)
Non-cash interest expense	18,202	15,859
Non-cash loss on extinguishment of debt	—	46,347
Amortization of deferred financing costs	83	320
Amortization of Convertible Notes debt discount and issuance costs	5,967	4,310
Change in fair value of embedded derivative liability	—	4,265
Gain on extinguishment of derivative	—	(10,765)
Deferred income taxes	(1,397)	354
Credit loss expense	1,177	256
Changes in operating assets and liabilities
Accounts receivable	11,724	(12,012)
Inventories	(419)	(291)
Prepaid expenses and other assets	1,330	2,098
Accounts payable and accrued liabilities	(9,289)	208
Net cash provided by operating activities	53,548	14,197
Cash flows from investing activities
Purchases of property, plant and equipment	(36,635)	(22,286)
Proceeds from the sale of assets	3,135	2,749
Net cash used in investing activities	(33,500)	(19,537)
Cash flows from financing activities
Proceeds from issuance of Convertible Notes	—	157,500
Payments to redeem Convertible Notes	(10,000)	—
Repayments under Term Loan Facility	—	(139,076)
Borrowings under Revolving ABL Credit Facility	23,540	1,576
Repayments under Revolving ABL Credit Facility	(30,351)	(28)
Payment of merger consideration	—	(2,902)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	(34)	3,038
Taxes paid for vesting of RSUs	(389)	(32)
Convertible Notes issuance costs	—	(7,230)
Financing costs paid under Revolving ABL Credit Facility	—	(266)
Payments for finance lease obligations	(2,096)	(3,814)
Net cash (used in) provided by financing activities	(19,330)	8,766
Net increase in cash and cash equivalents	718	3,426
Cash and cash equivalents
Beginning of period	5,326	4,140
End of period	$6,044	$7,566

	Nine Months Ended September 30,
	2023	2022

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,940	$4,745
Cash paid during the period for taxes	$739	$—
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(11,806)	$9,015
Additions to property, plant and equipment through finance leases	$1,482	$3,250
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(324)	$(163)
Initial embedded derivative liability upon issuance of Convertible Notes	$—	$75,733
Shares issued for structuring fee	$—	$9,163

The following table provides various financial and operational data for the Company's operations for the three months ended September 30, 2023 and 2022 and June 30, 2023 and the nine months ended September 30, 2023 and 2022. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022

Number of marketed rigs end of period (1)	26	26	26	26	26
Rig operating days (2)	1,229	1,601	1,369	4,341	4,604
Average number of operating rigs (3)	13.4	17.4	15.0	15.9	16.9
Rig utilization (4)	51%	70%	58%	61%	69%
Average revenue per operating day (5)	$32,925	$28,646	$34,467	$34,193	$25,216
Average cost per operating day (6)	$18,920	$17,305	$19,005	$19,061	$16,452
Average rig margin per operating day	$14,005	$11,341	$15,462	$15,131	$8,764
____________________
(1) Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)   Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned. Rig operating days exclude rigs earning revenue on an early termination basis. During the three months ended September 30, 2023 and 2022 and June 30, 2023, there were 92.3, 4.6 and 97.9 operating days in which we earned revenue on a standby basis, respectively.  During the nine months ended September 30, 2023 and 2022, there were 204.8 and 27.8 operating days in which we earned revenue on a standby basis, respectively. During the three and nine months ended September 30, 2023, the Company recognized $0.7 million and $5.9 million of early termination revenue, respectively.

(3) Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4) Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)   Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $3.0 million, $3.3 million and $4.0 million during the three months ended September 30, 2023 and 2022, and June 30, 2023, respectively and $10.0 million and $10.3 million during the nine months ended September 30, 2023 and 2022, respectively and (ii) early termination revenues of $0.7 million and $5.1 million during the three months ended September 30, 2023 and June 30, 2023, respectively, and $5.9 million during the nine months ended September 30, 2023.  There were no early termination revenues during the three and nine months ended September 30, 2022.

(6)  Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $3.0 million, $3.3 million and $4.0 million during the three months ended September 30, 2023 and 2022, and June 30, 2023, respectively, and $10.0 million and $10.3 million during the nine months ended September 30, 2023 and 2022; (ii) overhead costs of $0.4 million, $0.4 million and $0.9 million during the three months ended September 30, 2023 and 2022, and June 30, 2023, respectively, and $1.8 million and $1.4 million during the nine months ended September 30, 2023 and 2022; and (iii) rig decommissioning and transition costs between basins of $0.8 million, zero and $2.8 million during the three months ended September 30, 2023 and 2022 and June 30, 2023, respectively, and $4.3 million and zero during the nine months ended September 30, 2023 and 2022, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes (excluding long-term capital leases) less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net (loss) income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	September 30, 2023
Convertible Notes	$184,209
Revolving ABL Credit Facility	5,000
Less: Cash	(6,044)
Adjusted net debt	$183,165

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	September 30, 2023
Adjusted net debt	$183,165
Add back:
Cash	6,044
Long-term portion of finance lease obligations	1,514
Less:
Debt discount and issuance costs, net of amortization	(34,387)
Total reported long-term debt	$156,336

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
	Amount	Amount	Amount	Amount	Amount
(in thousands, except per share data)
Net loss	$(7,598)	$(7,194)	$(4,161)	$(11,746)	$(68,782)
Add back:
Asset impairment, net (1)	250	—	—	250	—
(Gain) loss on disposition of assets, net (2)	(1,454)	433	2,007	539	(665)
Amortization of debt discount and issuance costs - Convertible Notes	2,420	1,960	1,168	5,967	3,940
Loss on extinguishment of debt (3)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (4)	—	—	—	—	4,265
Gain on extinguishment of derivative (5)	—	—	—	—	(10,765)
Charge related to contract modification (6)	1,147	—	—	1,147	—
Adjusted net loss	$(5,235)	$(4,801)	$(986)	$(3,843)	$(25,660)

Adjusted net loss per share	$(0.37)	$(0.35)	$(0.07)	$(0.27)	$(2.00)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
(in thousands)
Net loss	$(7,598)	$(7,194)	$(4,161)	$(11,746)	$(68,782)
Add back:
Income tax (benefit) expense	(844)	(696)	(197)	(1,044)	783
Interest expense	9,222	8,098	8,251	26,192	21,005
Depreciation and amortization	10,229	10,120	11,405	32,488	29,719
Asset impairment, net (1)	250	—	—	250	—
EBITDA	11,259	10,328	15,298	46,140	(17,275)
(Gain) loss on disposition of assets, net (2)	(1,454)	433	2,007	539	(665)
Stock-based and deferred compensation cost	1,953	1,709	1,346	5,137	3,361
Loss on extinguishment of debt (3)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (4)	—	—	—	—	4,265
Gain on extinguishment of derivative (5)	—	—	—	—	(10,765)
Charge related to contract modification (6)	1,147	—	—	1,147	—
Adjusted EBITDA	$12,905	$12,470	$18,651	$52,963	$25,268
____________________
(1) Asset impairment, net, represents impairment of a damaged piece of drilling equipment, net of insurance recoveries.

(2) Gain or loss on disposition of assets, net, represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)   Loss on extinguishment of debt in the nine months ended September 30, 2022 related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.

(4) Represents the change in fair value of embedded derivative liability between March 18, 2022 and June 8, 2022. The embedded derivative liability was extinguished on June 8, 2022.

(5) Represents the gain on extinguishment of the PIK interest rate feature of the derivative liability.

(6) Represents a contract modification and extension with a customer.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211